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LINDQUIST & VENNUM P.L.L.P.
4200 IDS CENTR
80 SOUTH EIGHTH STREET
MINNEAPOLIS, MINNESOTA   55402-2205
TELEPHONE:  612-371-3211
FAX:  612-371-3207

ATTORNEYS AT LAW

EXHIBIT 5.1


June 17, 1998

Printware, Inc.
1270 Eagan Industrial Road
St. Paul, MN 55121

       Re: Opinion of Counsel as to Legality of 500,000 shares of Common Stock to be
            Registered under the Securities Act of 1933

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 500,000 shares of Common Stock, no par value per share, of Printware, Inc. (the "Company") offered to key employees, directors and consultants pursuant to the Printware, Inc. 1996 Stock Plan (the "Plan").

     As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 500,000 shares of Common Stock to be offered to employees, directors and consultants by the Company under the Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

     The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.


                                    Very truly yours,

                                    LINDQUIST & VENNUM P.L.L.P.

                                    \s\ Lindquist & Vennum P.L.L.P.